Exhibit 99.1

Wesco Aircraft Holdings Reports Results for Fiscal Third Quarter 2014

VALENCIA, CA, August 4, 2014 — Wesco Aircraft Holdings, Inc. (“Wesco Aircraft” or the “Company”) (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal third quarter ended June 30, 2014.

Highlights

•                  Revenue for the quarter of $395.6 million, up 72% compared to the prior year period with approximately 6% organic growth when compared to the prior year period and approximately 11% organic growth for the year to date

•                  Net Income of $28.8 million, with Diluted Earnings Per Share (“EPS”) of $0.29

•                  Adjusted Net Income of $33.0 million, up 12% compared to the prior year, with Adjusted Diluted EPS of $0.34

•                  Revised full year fiscal 2014 guidance for revenue expected to be in the range of $1.350 billion to $1.380 billion and revised full year guidance for Diluted EPS expected to be in the range of $1.12 to $1.15 per share;  Adjusted Diluted EPS expected to be in the range of $1.30 to $1.33 per share

Fiscal 2014 Third Quarter Results

Revenue for the third fiscal quarter was $395.6 million, an increase of 72% compared to $230.2 million in the prior year period.  External sales in the North America and Rest of World segments each increased by 72%, driven mainly by the Haas acquisition, growth across the Company’s customer base due to the continued ramp-up of recently awarded contracts, scope expansion on existing contracts, and new contract wins.  Overall, Wesco Aircraft’s organic sales increased approximately 6% compared to the prior year period with the remaining approximately 66% contributed from Haas.  In the third quarter, Ad Hoc and Contract sales as a percentage of net sales represented 25% and 75%, respectively, compared to 40% and 60%, respectively, for the same period last year.

Net Income for the third quarter was $28.8 million, resulting in Diluted EPS of $0.29. This compares to Net Income of $27.0 million or $0.28 in Diluted EPS in the prior year period.  Adjusted Net Income was $33.0 million and Adjusted Diluted EPS was $0.34 in the third quarter of fiscal 2014 as compared to $29.5 million or $0.31 per share in the prior year period.  The increase in Diluted EPS and Adjusted Diluted EPS were primarily driven by the significant increase in sales, partially offset by lower operating margins and higher interest expense as a result of the Haas acquisition financing.  Adjusted EBITDA for the period was $63.2 million as compared to $49.7 million for the same period in 2013.

Wesco Aircraft’s Chief Executive Officer and Chairman, Randy Snyder said, “While the past quarter’s results did not meet our expectations, our fiscal year to date continues to be strong relative to last year.  I am pleased that we have made significant progress with the integration of Haas in this most recent quarter.  The active collaboration between the legacy Wesco Aircraft and Haas teams continues at a fast pace.  We are beginning to see the results of our work and we believe that we will achieve great results from our efforts in the future.  Our North American and Rest of World segments have each experienced steady growth and we see exciting opportunities in the near future.  We look to achieve our Wesco Aircraft and Haas revenue synergies from going to market together through the combination of our product and service offerings.  With strong OEM build rates and steady progress in expanding our MRO business, we believe we will finish our the year on a positive note.”

First Nine Months of Fiscal 2014

Revenue for the first nine months of fiscal 2014 was $947.7 million, an increase of 42% compared to $667.3 million in the prior year period.  On a year-to-date basis, Ad Hoc and Contract sales as a percentage of net sales represented 30% and 70%, respectively, compared to 40% and 60%, respectively, for the first nine months of fiscal 2013.

Net Income for the period was $77.5 million and Adjusted Net Income was $90.9 million.  Net Income resulted in Diluted EPS of $0.79 and Adjusted Net Income resulted in Adjusted Diluted EPS of $0.93.  This compared to Net Income of $74.8 million or Diluted EPS of $0.78 and Adjusted Net Income of $84.8 million or Adjusted Diluted EPS of $0.89 in the prior year period.  Adjusted EBITDA on a fiscal year-to-date basis was $162.1 million as compared to $144.9 million in 2013.

Financial Outlook

Based on performance for the fiscal year to date, Wesco Aircraft is revising its guidance for fiscal 2014 full year revenues expected to be between $1.350 billion and $1.380 billion, representing growth of approximately 50% to 53% over fiscal 2013 results.    Diluted EPS are now expected in the range of $1.12 to $1.15.  Adjusted Diluted EPS are now expected in the range of $1.30 to $1.33, an increase of 7% to 9% compared to the prior year.  The adjustments to full year guidance for Diluted and Adjusted Diluted EPS are driven primarily by current market margin activity.

Conference Call Information

Wesco Aircraft will also hold a conference call to discuss its third quarter results at 5:00 p.m. EDT on August 4, 2014.  The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international).  Participants will need to enter passcode 37774657.

The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).

Following the live webcast, a replay will be available on the Company’s website for one year.  A telephonic replay will also be available approximately one hour after the conference call and may be accessed by dialing 888-843-7419 (domestic) or 630-652-

3042 (international) and entering passcode 37774657.  The telephonic replay will be available until August 11, 2014 at 11:59 pm PT.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry.  The Company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management.  The Company believes it offers one of the world’s broadest inventory of aerospace products, comprised of more than 575,000 active stock keeping units, including hardware, bearings, tools, electronic components, machined parts and chemicals. Wesco Aircraft has more than 2,700 employees across 81 locations in 19 countries.

To learn more about Wesco Aircraft, visit our website at www.wescoair.com.   Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.

Non-GAAP Financial Information

‘‘Adjusted Net Income’’ represents Net Income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs and original issue discount, (iii) unusual or non-recurring items and (iv) the tax effect of items (i) through (iii) above calculated using an assumed effective tax rate.

“Adjusted Basic EPS” represents Basic EPS calculated using Adjusted Net Income as opposed to Net Income.

“Adjusted Diluted EPS” represents Diluted EPS calculated using Adjusted Net Income as opposed to Net Income.

‘‘Adjusted EBITDA’’ represents Net Income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) unusual or non-recurring items.

Wesco Aircraft utilizes and discusses Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA, which are non-GAAP measures our management uses to evaluate our business, because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  We believe these metrics are used in the financial community, and we present these metrics to enhance investors’ understanding of our operating performance.  You should not consider Adjusted EBITDA and Adjusted Net Income as an alternative to Net Income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies.  See below for a reconciliation of Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward Looking Statements

This news release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc.  These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, such management.  Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions.  These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control.  Therefore, you should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include:  general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the Company’s long-term, fixed-price agreements that have no guarantee of future sales volumes; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers or the delay, scaling back or elimination of significant programs on which the Company relies; the Company’s ability to effectively manage its inventory; the Company’s ability to successfully integrate the acquired business of Haas Group Inc. in a timely fashion; failure to realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; risks associated with the Company’s rapid expansion; the Company’s suppliers’ ability to provide it with the products the Company sells in a timely manner, in adequate quantities and/or at a reasonable cost; the Company’s ability to maintain effective information technology systems; the Company’s ability to retain key personnel; risks associated with the Company’s international operations; fluctuations in the Company’s financial results from period-to-period; risks associated with assumptions the Company makes in connection with its critical accounting estimates and legal proceedings; the Company’s ability to effectively compete in its industry; environmental risks; risks related to the handling, transportation and storage of chemical products; the Company’s dependence on third-party package delivery companies; risks related to the aerospace industry and the regulation thereof; risks related to the Company’s indebtedness; and other risks and uncertainties.

The foregoing list of factors is not exhaustive.  You should carefully consider the foregoing factors and the other risks and uncertainties that affect the Company’s business, including those described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission.  All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the Company as of the date hereof, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibits

Exhibit 1:	Consolidated Statements of Income (Unaudited)
Exhibit 2:	Condensed Consolidated Balance Sheets (Unaudited)
Exhibit 3:	Condensed Consolidated Statements of Cash Flows (Unaudited)
Exhibit 4:	Non-GAAP Financial Information (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.

Consolidated Statements of Income (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Net sales	$395,628	$230,236	$947,710	$667,269
Cost of sales	274,093	148,345	649,028	429,970
Gross profit	121,535	81,891	298,682	237,299
Selling, general and administrative expenses	68,852	35,756	162,864	105,377
Operating earnings	52,683	46,135	135,818	131,922
Interest expense, net	(9,354)	(4,680)	(19,409)	(20,748)
Other income, net	1,571	(563)	2,345	1,170
Income before provision for income taxes	44,900	40,892	118,754	112,344
Provision for income taxes	(16,128)	(13,866)	(41,300)	(37,504)
Net income	$28,772	$27,026	$77,454	$74,840

Net income per share:
Basic	$0.30	$0.29	$0.81	$0.80
Diluted	$0.29	$0.28	$0.79	$0.78

Weighted average shares outstanding:
Basic	96,580	93,556	95,675	92,985
Diluted	97,938	95,924	97,511	95,579

Exhibit 2

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Balance Sheets (UNAUDITED)

(In thousands)

	June 30, 2014	September 30, 2013

Assets
Cash and cash equivalents	$80,434	$78,716
Accounts receivable, net	299,045	155,944
Inventories	752,180	630,264
Other current assets	38,161	28,314
Deferred income taxes	45,050	39,671
Total current assets	1,214,870	932,909
Long-term assets	1,176,677	698,243
Total assets	$2,391,547	$1,631,152

Liabilities and Stockholders’ Equity
Accounts payable	$144,161	$98,934
Other current liabilities	32,261	21,047
Income taxes payable	5,234	2,953
Long-term debt—current portion	30,250	—
Capital lease obligations—current portion	1,534	1,184
Total current liabilities	213,440	124,118
Long-term debt	1,097,500	568,000
Capital lease obligations	2,826	1,414
Deferred income taxes	110,323	72,184
Other long-term liabilities	1,078	—
Total long-term liabilities	1,211,727	641,598
Total liabilities	1,425,167	765,716
Total stockholders’ equity	966,380	865,436
Total liabilities and stockholders’ equity	$2,391,547	$1,631,152

Exhibit 3

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	Nine Months Ended
	June 30, 2014	June 30, 2013
Cash flows from operating activities
Net income	$77,454	$74,840
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of intangible assets	8,099	4,952
Depreciation	6,094	3,543
Amortization of deferred financing costs	2,057	7,158
Bad debt and sales return reserve	849	64
Non-cash foreign currency exchange	(2,951)	1,077
Non-cash stock-based compensation	4,411	2,712
Non-cash other	(46)	—
Excess tax benefit related to stock options exercised	(10,137)	(3,120)
Deferred income tax provision	4,143	10,771
Changes in assets and liabilities
Accounts receivable	(38,482)	(22,344)
Income taxes receivable	21,266	22,508
Inventories	(51,727)	(53,733)
Prepaid expenses and other assets	(826)	(4,888)
Accounts payable	(8,617)	13,656
Accrued expenses and other liabilities	(11,279)	(1,195)
Income taxes payable	2,140	900
Net cash provided by operating activities	2,448	56,901
Cash flows from investing activities
Purchases of property and equipment	(7,900)	(1,844)
Acquisition of business, net of cash acquired	(560,445)	—
Net cash used in investing activities	(568,345)	(1,844)
Cash flows from financing activities
Proceeds from issuance of long-term debt	565,000	625,000
Repayment of long-term debt	(5,250)	(673,000)
Financing fees	(10,161)	(7,275)
Repayment of capital lease obligations	(947)	(910)
Excess tax benefit related to stock options exercised	10,137	3,120
Proceeds from exercise of stock options	9,205	7,178
Purchase of Treasury Stock	(0)	(8,452)
Net cash provided by (used in) financing activities	567,984	(54,339)
Effect of foreign currency exchange rates on cash and cash equivalents	(369)	(615)
Net increase in cash and cash equivalents	1,718	103
Cash and cash equivalents, beginning of period	78,716	60,856
Cash and cash equivalents, end of period	$80,434	$60,959

Exhibit 4

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

EBITDA & Adjusted EBITDA
Net income	$28,772	$27,026	$77,454	$74,840
Provision for income taxes	16,128	13,866	41,300	37,504
Interest and other, net	9,354	4,680	19,409	20,748
Depreciation and amortization	6,913	2,775	14,192	8,495
EBITDA	61,167	48,347	152,355	141,587
Unusual or non-recurring items	2,003	1,373	9,783	3,284
Adjusted EBITDA	$63,170	$49,720	$162,138	$144,871

Adjusted Net Income
Net income	$28,772	$27,026	$77,454	$74,840
Amortization of intangible assets	4,011	1,643	8,099	4,952
Amortization of deferred financing costs	887	791	2,056	7,158
Unusual or non-recurring items	2,003	1,373	9,783	3,284
Adjustments for tax effect	(2,647)	(1,336)	(6,459)	(5,403)
Adjusted Net Income	$33,026	$29,497	$90,933	$84,831

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	96,580	93,556	95,675	92,985
Adjusted Net Income Per Basic Shares	$0.34	$0.32	$0.95	$0.91

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	97,938	95,924	97,511	95,579
Adjusted Net Income Per Diluted Shares	$0.34	$0.31	$0.93	$0.89

Contact Information

Mark Davidson

Corporate Treasurer & Head of Investor Relations

661-802-5090

Mark.Davidson@wescoair.com